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                            STOCK PURCHASE AGREEMENT


                                 by and between


                         FALCON BUILDING PRODUCTS, INC.

                                       and

                                  PENTAIR, INC.




                           Dated as of August 12, 1999


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


                                TABLE OF CONTENTS

                                ARTICLE I

                     PURCHASE AND SALE OF THE SHARES
Section 1.1     Purchase and Sale of the Shares.....................................   1
Section 1.2     Purchase Price......................................................   1
Section 1.3     Closing Payment.....................................................   1
Section 1.4     Post Closing Purchase Price Adjustment..............................   2
Section 1.5     Closing.............................................................   4

                               ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.1     Organization........................................................   4
Section 2.2     Capitalization......................................................   4
Section 2.3     Authority Relative to this Agreement................................   5
Section 2.4     Consents and Approvals; No Violations...............................   5
Section 2.5     Financial Statements................................................   6
Section 2.6     Absence of Certain Changes; No Undisclosed Liabilities..............   6
Section 2.7     No Default..........................................................   7
Section 2.8     Litigation..........................................................   7
Section 2.9     Certain Agreements..................................................   7
Section 2.10    Taxes...............................................................   7
Section 2.11    Environmental Matters...............................................   8
Section 2.12    Employee Benefit Matters............................................   9
Section 2.13    Brokers.............................................................  10
Section 2.14    Labor Relations.....................................................  10
Section 2.15    Intellectual Property...............................................  10
Section 2.16    Real Property.......................................................  11
Section 2.17    Compliance with Laws; Licenses and Permits..........................  11
Section 2.18    Product Warranty and Product Liability..............................  12
Section 2.19    Employment Compensation.............................................  12
Section 2.20    Certain Relationships...............................................  12
Section 2.21    Year 2000...........................................................  13
Section 2.22    Insurance...........................................................  13

                               ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1     Organization........................................................  13


                                   i

Section 3.2     Authority Relative to this Agreement................................  14
Section 3.3     Consents and Approvals; No Violations...............................  14
Section 3.4     Brokers.............................................................  14
Section 3.5     Funds Available.....................................................  15
Section 3.6     Absence of Proceedings..............................................  15
Section 3.7     Investment Intent...................................................  15
Section 3.8     Status as Accredited Investor.......................................  15
Section 3.9     No Outside Reliance.................................................  15


                                   ARTICLE IV

                                    COVENANTS

Section 4.1     Conduct of Business of the Company..................................  15
Section 4.2     Access to Information...............................................  17
Section 4.3     Government Approvals................................................  18
Section 4.4     Third Party Consents................................................  18
Section 4.5     Public Announcements................................................  18
Section 4.6     Directors' and Officers' Indemnification............................  18
Section 4.7     Employee Contracts..................................................  19
Section 4.8     Resignation of Directors............................................  19
Section 4.9     Notification of Certain Matters.....................................  19
Section 4.10    Settlement of Intercompany Accounts.................................  19
Section 4.11    Receivables Securitization Program..................................  19
Section 4.12    Straddle Period Tax Provisions......................................  20
Section 4.13    Pension and Savings Plans...........................................  21
Section 4.14    Insurance...........................................................  23
Section 4.15    Certain Agreements..................................................  23

                                ARTICLE V

                          CONDITIONS TO CLOSING

Section 5.1     Conditions to Purchaser's Obligations...............................  23
Section 5.2     Conditions to Seller's Obligations..................................  24

                               ARTICLE VI

                     TERMINATION; AMENDMENT; WAIVER

Section 6.1     Termination.........................................................  25
Section 6.2     Effect of Termination...............................................  25
Section 6.3     Amendment...........................................................  26
Section 6.4     Extension; Waiver...................................................  26


                                       ii

                               ARTICLE VII

                              MISCELLANEOUS

Section 7.1     Non-Survival of Representations and Warranties; Agreements..........  26
Section 7.2     Entire Agreement; Assignment........................................  26
Section 7.3     Notices.............................................................  26
Section 7.4     Governing Law.......................................................  27
Section 7.5     Descriptive Headings................................................  28
Section 7.6     Counterparts........................................................  28
Section 7.7     Fees and Expenses...................................................  28
Section 7.8     Miscellaneous.......................................................  28
Section 7.9     Specific Performance................................................  28


                                    SCHEDULES

Schedule 1.4             Net Operating Assets at March 31, 1999
Schedule 2.1             States of Qualification
Schedule 2.2(a)          Company Capitalization
Schedule 2.2(b)          Subsidiary Capitalization
Schedule 2.4             No Violations
Schedule 2.5             Financial Statements
Schedule 2.6             Certain Changes; Disclosed Liabilities
Schedule 2.7             No Default
Schedule 2.8             Litigation
Schedule 2.9             Certain Agreements
Schedule 2.10            Taxes
Schedule 2.11            Environmental Matters
Schedule 2.12(a)         Employee Benefit Matters:  Benefits Plans
Schedule 2.12(b)         Employee Benefit Matters:  Certain Plans
Schedule 2.14            Labor Relations
Schedule 2.15            Intellectual Property
Schedule 2.16(a)         Real Property:  List of Real Properties
Schedule 2.16(b)         Real Property:  Consents and Defaults
Schedule 2.16(c)         Real Property:  Title
Schedule 2.17            Compliance with Laws; Licenses and Permits
Schedule 2.18            Product Warranty and Product Liability
Schedule 2.19            Employment Compensation
Schedule 2.20            Certain Relationships
Schedule 2.21            Year 2000
Schedule 2.22            Insurance
Schedule 4.1             Conduct of the Business of the Company
Schedule 4.7             Employee Contracts


                                      iii

Schedule 4.13(b)         Actuarial Assumptions
Schedule 5.1(e)          Terminated Agreements
Schedule 5.1(f)          Consents
Schedule 7.8(c)          Knowledge

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of August 12, 1999 (the "AGREEMENT"), is by and between Falcon Building Products, Inc., a Delaware corporation ("SELLER"), and Pentair, Inc., a Minnesota corporation ("PURCHASER").

         WHEREAS, Seller is the owner of 100% of the issued and outstanding capital stock (the "SHARES") of Falcon Manufacturing, Inc., a Delaware corporation (the "COMPANY");

         WHEREAS, the Company is the owner of 100% of the issued and outstanding capital stock of DeVilbiss Air Power Company, a Delaware corporation (the "SUBSIDIARY"); and

         WHEREAS, Seller desires to sell to Purchaser the Shares, and Purchaser desires to purchase for the amount provided herein, and on the terms and subject to the conditions set forth in this Agreement, the Shares.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES

         Section 1.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions hereof, on the Closing Date, Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of all liens, the Shares, and Purchaser shall purchase the Shares from Seller, at the price and in the manner set forth in this Article I.

          Section 1.2 PURCHASE PRICE. The aggregate purchase price for the Shares is Four Hundred Sixty Million Dollars ($460,000,000) (the "BASE PURCHASE PRICE"), subject to adjustment as provided in Section 1.4 hereof.

         Section 1.3 CLOSING PAYMENT. At the Closing, Purchaser shall deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, of immediately available funds in an amount equal to the Base Purchase Price plus or minus the Estimated Adjustment Amount (as defined herein). The "Estimated Adjustment Amount" means the amount by which the Base Purchase Price would be adjusted pursuant to Section 1.4 hereof based upon an estimated Closing Date balance sheet of the Company and the Subsidiary prepared in good faith by Seller in a manner consistent with the accounting methods and practices followed in the preparation of the March Balance Sheet (as defined in Section 2.5), which balance sheet will be delivered to Purchaser not less than five (5) business days prior to the Closing Date. The Base Purchase Price plus or minus the Estimated Adjustment Amount is referred to herein as the "CLOSING DATE AMOUNT".

         Section 1.4  POST CLOSING PURCHASE PRICE ADJUSTMENT.

              (a) As soon as practicable after the Closing Date, but in any event not later than the 60th day after the Closing Date, Seller shall prepare and deliver to Purchaser a consolidated balance sheet of the Company and the Subsidiary as of the Closing Date in the form set forth in Schedule 1.4, prepared in a manner consistent with the accounting methods and practices followed in the preparation of the March Balance Sheet (the "CLOSING BALANCE SHEET"), and a certificate of Seller that the Closing Balance Sheet has been prepared in such manner. Purchaser shall assist Seller in the preparation of the Closing Balance Sheet and shall provide Seller and its independent auditors access at all reasonable times to the personnel, properties, books and records of the Company and the Subsidiary for such purpose. Purchaser's independent auditors may participate in the preparation of the Closing Balance Sheet; PROVIDED, HOWEVER, that Purchaser acknowledges that Seller shall have the primary responsibility and authority for preparing the Closing Balance Sheet.

              (b) During the 30-day period following Purchaser's receipt of the Closing Balance Sheet, Purchaser and its independent auditors shall be permitted to review the working papers relating to the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Closing Balance Sheet (a "NOTICE OF DISAGREEMENT") to Seller prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Net Operating Assets not being calculated in accordance with this Section 1.4 and
         (iii) be accompanied by a certificate of Purchaser that it has complied with the covenants set forth in Section 1.4(e). If a Notice of Disagreement is received by Seller in a timely manner, then the Closing Balance Sheet (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of
         (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined herein). During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Seller and its auditors shall have access to the working papers of Purchaser and its auditors prepared in connection with their certification of the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to a nationally recognized independent public accounting firm (the "ACCOUNTING FIRM") for review and resolution any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Arthur Andersen or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the calculation of Net Operating Assets was done in accordance with this
         Section 1.4, and whether there were mathematical errors in such calculation.

         The Accounting Firm is not to make any other determination. Seller and Purchaser agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission or, if earlier, as soon as reasonably practicable after submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of the fees and expenses of the Accounting Firm pursuant to this Section 1.4 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Each of Seller and Purchaser shall be responsible for the fees and disbursements of their respective independent auditors incurred as a result of this
         Section 1.4(b).

              (c) The Base Purchase Price shall be increased by the amount by which Net Operating Assets (as finally determined in accordance with this Section 1.4) exceeds $132,353,000 or the Base Purchase Price shall be decreased by the amount by which Net Operating Assets (as finally determined in accordance with this Section 1.4) is less than $132,353,000, as the case may be. The Base Purchase Price as so increased or decreased shall hereinafter be referred to as the "ADJUSTED PURCHASE PRICE". If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within five business days after the Closing Balance Sheet becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate of six percent (6%), calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. Either party may, in its discretion, make a payment to the other pursuant to this Section 1.4 prior to final determination of the Closing Balance Sheet for purpose of reducing the interest it may be obligated to pay pursuant to such provision.

              (d) The term "NET OPERATING ASSETS" means the amount by which the sum of (i) Trade Receivables Net, (ii) Inventories Net, (iii) Other Current Assets and (iv) Property, Plant & Equipment (before Accumulated Depreciation) exceeds the sum of (A) Trade Payables, (B) Other Accounts Payable, (C) Accrued Income Taxes-State, and (D) Other Accrued Expenses as set forth on the Closing Balance Sheet.

              (e) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.4, Purchaser shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.4 reasonable access upon advance notice and during normal business hours to all the properties, books, contracts, personnel and records of the Company and the Subsidiary relevant to the adjustment contemplated by this Section 1.4.

         Section 1.5 CLOSING. Upon the terms and subject to the conditions contained herein, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, 48th Floor, New York, New York 10166, or any other mutually agreed upon location, at 9:00 a.m. New York City time on the date (the "CLOSING DATE") which is three (3) business days after the conditions set forth in Article V hereof have been satisfied or waived, or any other mutually agreed upon time. At the Closing, the parties will deliver to each other such certificates and other documents as are reasonably agreed upon.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         Section 2.1  ORGANIZATION.

              (a) Seller is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

              (b) Each of the Company and the Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is duly qualified or licensed or in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority or to be qualified or licensed and in good standing would not constitute a Material Adverse Effect (as defined herein). The states in which each of the Company and the Subsidiary is, as of the date hereof, qualified to do business are listed on Schedule 2.1. Except for the Company's ownership of 100% of the capital stock of the Subsidiary, neither the Company nor the Subsidiary owns or controls, directly or indirectly, any other equity interest in any corporation, partnership, joint venture, limited liability company, trust, firm or other entity. The Company has heretofore made available to Purchaser accurate and complete copies of the certificate of incorporation and by-laws, as in effect on the date hereof, of the Company and the Subsidiary.

         Section 2.2  CAPITALIZATION.

              (a) The authorized capital stock of the Company consists of 1,100 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding Shares have been validly issued, fully paid and are nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such Shares. Except as disclosed on Schedule 2.2(a), all such Shares are owned by Seller free and clear of all liens, charges, security interests, claims or encumbrances, and there are no subscriptions, options, warrants, calls or other agreements or commitments to which Seller or the Company is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, transfer or voting of any shares of capital stock of the Company, and there are no outstanding stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of any of the equity securities of the Company.

              (b) The authorized capital stock of the Subsidiary consists of 3,000 shares of common stock, par value $0.10 per share, of which 100 shares are issued and outstanding. All such shares have been validly issued, fully paid and are non-assessable and were not issued in violation of any preemptive rights or rights of any person to acquire such securities. Except as disclosed on Schedule 2.2(b), all such shares are owned by the Company free and clear of all liens, charges, security interests, claims or encumbrances, and there are no subscriptions, options, warrants, calls or other agreements or commitments to which Seller, the Company or the Subsidiary is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, transfer or voting of any shares of capital stock of the Subsidiary, and there are no outstanding stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of any of the equity securities of the Subsidiary.

         Section 2.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. No other corporate approvals are required on the part of Seller, the Company or the Subsidiary or their respective stockholders to authorize the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) is subject to general principles of equity.

         Section 2.4  CONSENTS AND APPROVALS; NO VIOLATIONS.

              (a) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), no filing with, and no permit, authorization, consent or approval of, any governmental body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

              (b) Except as disclosed on Schedule 2.4, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will not (i) violate any provision of the certificate of incorporation or by-laws of Seller, the Company or the Subsidiary,
         (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, material modification or acceleration under, or result in the creation of any lien or encumbrance on any asset of the Company or the Subsidiary under, any note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which Seller, the Company or the Subsidiary is a party or by which any of them or any of their properties or assets may be bound, except for such violations, breaches, defaults, rights, liens and encumbrances that would not, individually or in the aggregate, constitute a Material Adverse
         Effect or (iii) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller, the Company, the Subsidiary or any of their properties or assets.

         Section 2.5 FINANCIAL STATEMENTS. Attached as Schedule 2.5 are true and correct copies of the Company's unaudited consolidated balance sheet and statement of income for the year ended December 31, 1998, and the Company's unaudited consolidated balance sheets and statements of income for the three months ended March 31, 1999 (the "MARCH BALANCE SHEET") and the six months ended June 30, 1999 (collectively, the "FINANCIAL Statements"). Except as disclosed on Schedule 2.5, the Financial Statements have been prepared in accordance with generally accepted accounting principles, subject to the Company Accounting Policies (as described in Schedule 2.5), applied on a consistent basis, have been prepared in accordance with the books and records of the Company and the Subsidiary and fairly present in all material respects the consolidated financial position of the Company and the Subsidiary as at the dates thereof and the consolidated results of the Company and the Subsidiary's operations for the periods then ended except, in the case of interim financial statements, for normal year-end adjustments.

         Section 2.6 ABSENCE OF CERTAIN CHANGES; NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.6 or as contemplated by this Agreement, since December 31, 1998, the Company and the Subsidiary have conducted their businesses in the ordinary course consistent with past practices and have not
(a) suffered any change, condition, event or occurrence which, individually or in the aggregate, is reasonably likely to constitute a Material Adverse Effect, (b) entered into or modified any material transaction, other than according to the ordinary and usual course of such businesses or (c) made any material change in the Company's accounting principles. Except (x) for liabilities or obligations incurred in the ordinary course of business, (y) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (z) as set forth on Schedule 2.6, since December 31, 1998, the Company and the Subsidiary have not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) and, to the knowledge of Seller, there is no basis for any such liability or obligation, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles. None of the liabilities described in clauses (x), (y) or (z) of the preceding sentence has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 2.7 NO DEFAULT. Except as disclosed on Schedule 2.7, neither the Company nor the Subsidiary is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its certificate of incorporation or its by-laws, (b) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or the Subsidiary is now a party or by which it or any of its properties or assets may be bound except in the case of (b) for any defaults or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

         Section 2.8 LITIGATION. Except as disclosed on Schedule 2.8 there is no action, suit, arbitration, claim, proceeding or governmental investigation pending nor, to the knowledge of Seller, has Seller, the Company or the Subsidiary received any written notice or threat of any action, suit, arbitration, claim, proceeding or governmental investigation involving the Company or the Subsidiary before any court or other governmental or regulatory body which is reasonably likely to result in a liability of the Company or the Subsidiary in excess of $500,000 or have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

         Section 2.9 CERTAIN AGREEMENTS. Except as disclosed on Schedule 2.9, and excluding contracts, agreements or commitments for the sale or purchase of products by the Subsidiary in the ordinary course of its business as of the date hereof, neither the Company nor the Subsidiary is a party to or bound by any contract, agreement or commitment (a) with respect to which the aggregate of payments to become due from or to the Company or the Subsidiary are in excess of $1,000,000 or for which the cost to terminate such contract, agreement or commitment is in excess of $1,000,000 or (b) which is otherwise material to the Company and the Subsidiary taken as a whole. Except as disclosed on Schedule 2.9, neither the Company nor the Subsidiary is a party to or bound by any contract, agreement or commitment regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of the Company or the Subsidiary that provides for payments in excess of $100,000 in any year.

         Section 2.10 TAXES. For the purposes of this Agreement, the term "taxes" shall mean all taxes (including without limitation, leasing, franchise, excise, income, gross receipts, sales, use, occupational, tangible and intangible personal property, real property and stamp taxes and taxes imposed under the Internal Revenue Code of 1986, as amended (the "CODE"), payments in lieu of taxes, levies, imposts, duties, assessments, fees (including, without limitation, license, documentation, recording and registration fees), charges and withholdings of any nature whatsoever, together with any penalties, fines, additions to tax, assessments or interest thereon, whether disputed or undisputed, howsoever due and owing to any federal, state, county, local or foreign government or to any governmental agency, subdivision or taxing authority of any of the foregoing by the Company or the Subsidiary or (for any taxable year with respect to which tax liability could be imposed on the Company or the Subsidiary pursuant to Treasury Regulation Section 1.1502-6) each consolidated, combined or affiliated group of which the Company or the Subsidiary is or has been a member. Except as disclosed on Schedule 2.10, the Company, the Subsidiary and each consolidated, combined or affiliated group of which the Company or the

Subsidiary is or has been a member for any taxable year for which tax liability could be imposed on the Company or the Subsidiary (a) have filed all federal, state, foreign and local tax returns in respect of income or similar taxes required to be filed for tax years ended prior to the date of this Agreement and in respect of which such filings have become due, except for those tax returns for which requests for extensions have been filed, and all such returns are complete and correct in all material respects, (b) have paid or accrued all taxes shown to be due and payable on such returns, and
(c) have "open" years for federal income tax returns only as disclosed on
Schedule 2.10. Except as disclosed on Schedule 2.10, (i) there are no audits or other examinations of the federal and state income tax returns of the Company or the Subsidiary pending or underway by the IRS or the appropriate state taxing authorities, and (ii) neither the Company nor the Subsidiary has received from the IRS or from the taxing authorities of any state, county, local or other jurisdiction any notice of underpayment of income taxes or other deficiency which has not been paid or accrued, nor has any objection been received with respect to any return or report filed by the Company or the Subsidiary. Except as disclosed on Schedule 2.10, neither the Company nor the Subsidiary is a party to any agreement providing for the allocation or sharing of taxes. The provision made for taxes on the March Balance Sheet was sufficient for the payment of all taxes owed as of the date thereof. Since the date of the March Balance Sheet, neither the Company nor the Subsidiary has incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

         Section 2.11  ENVIRONMENTAL MATTERS.  Except as disclosed on
Schedule 2.11, to the knowledge of Seller, the properties, assets and operations of the Company and the Subsidiary are in compliance with applicable federal, state and local laws, rules, regulations, orders, decrees, judgments, permits, licenses, common law and other requirements relating to the protection of human health or the environment including those relating to the generation, handling, disposal, transportation, release, threatened release or remediation of Hazardous Materials (as defined herein), other than any such failures to be in compliance which are not, in the aggregate, reasonably likely to constitute a Material Adverse Effect. With respect to such properties, assets and operations, except as disclosed on
Schedule 2.11, (a) there are no conditions, circumstances, omissions, actions or plans of the Company or the Subsidiary that are reasonably expected to interfere with, prevent compliance with, impose liability under, or which give rise to any claim under, any applicable Environmental Law, (b) neither the Company nor the Subsidiary has received written notice from any court or governmental or regulatory body that the Company or the Subsidiary is in violation or allegedly in violation of, does not comply or allegedly does not comply with, is responsible or potentially responsible for the investigation or cleanup of Hazardous Materials under, or that there is a basis for liability or alleged liability under, any applicable Environmental Law, (c) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, order, decree, directive, notice or demand letter pending or outstanding relating to Environmental Laws and relating to the Company or the Subsidiary or any uses, activities or operations at or in connection with the Real Property threatened against the Company or the Subsidiary or the Real Property relating to any Environmental Laws and (d) neither the Company nor the Subsidiary has received written notice of a claim pursuant to any agreement that requires it to pay, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against liabilities or costs arising in connection with Hazardous Materials or under Environmental Laws. "Hazardous Material" means any substance: (i) the presence of which requires investigation or remediation under any Environmental Law or (ii) which is defined, regulated or designated as a "hazardous waste," "hazardous substance," pollutant, or contaminant under any Environmental Law including, without limitation, asbestos, polychlorinated biphenyls, petroleum, crude oil or natural gas, or fractions thereof.

         Section 2.12  EMPLOYEE BENEFIT MATTERS.

              (a) All employee benefit plans covering current or former employees of the Company and the Subsidiary or with respect to which the Company or the Subsidiary has liability (excluding any benefit plans referred to in the Agreement, dated October 1, 1994, among the Company, the Pension Benefit Guaranty Corporation (the "PBGC") and the other signatories thereto) are listed on Schedule 2.12(a), except such benefit plans which are not material (the "BENEFIT PLANS"). True and complete copies of the Benefit Plans and material related documents have been made available to Purchaser. Except as provided in Schedule 2.12(a), to the extent applicable, the Benefit Plans comply in all material respects with the requirements of applicable law including, without limitation, the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service (the "IRS") or such Benefit Plan has been submitted to the IRS for determination of its qualified status. There has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code and no "accumulated funding deficiency" within the meaning of
         Section 412(a) of the Code exists with respect to any Benefit Plan. Except as provided in Schedule 2.12(a), neither the Company nor the Subsidiary has incurred any material liability or penalty (i) under
         Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan, or (ii) to the PBGC (except for PBGC premiums). Except as provided in Schedule 2.12(a), each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with applicable law including, without limitation, ERISA and the Code to the extent applicable thereto. To the knowledge of Seller and the Company, there are no pending, nor has Seller, the Company or the Subsidiary received notice of any threatened, material claims (other than routine claims for benefits) against or otherwise involving any of the Benefit Plans. All material contributions required to be made as of the date of this Agreement to the Benefit Plans to which the Company or the Subsidiary is required to contribute have been made or provided for.

              (b) Except as provided in Schedule 2.12(b), no Benefit Plan provides for post-employment health, life insurance, or other welfare benefit coverage, other than as may be required under "COBRA" pursuant to Part VI of Title I of ERISA. Except as set forth on Schedule 2.12, each Benefit Plan can be amended or terminated at any time without approval from any person (other than the board of directors of the plan sponsor or the plan administrator), without advance notice (other than the notice required by Section 204(h) of ERISA for defined benefit pension plans), and without liability other than for benefits accrued prior to such amendment or termination. Except as disclosed in

         Schedule 2.12(b), with respect to each Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under Code Section 414 or ERISA Section 4001(a)(14), no event has occurred and no condition exists that after the Closing Date could subject Purchaser, directly or indirectly, to any liability under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA. Except as set forth on Schedule 2.12(b), no agreement, commitment, or obligation exists to increase any benefits under any Benefit Plan or to adopt any new Benefit Plan. No Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements to the extent required by generally accepted accounting principles. No Benefit Plan is a multiemployer plan (as defined in ERISA Sections 3(37) or 4001(a)(3). Neither the Company nor the Subsidiary contributes to or maintains any multiple-employer plan within the meaning of Section 413 of the Code.

                  (c) Seller has provided Purchaser with a list of each Transferred Employee who participates in the SERP (as defined in Section 4.13(i)) and the current level of benefits provided to such SERP participants.

         Section 2.13 BROKERS. No broker, finder or investment banker (other than Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller, the Company or the Subsidiary.

         Section 2.14 LABOR RELATIONS. Except as set forth in Schedule 2.14, as of the date hereof (a) there are no collective bargaining agreements to which either the Company or the Subsidiary is a party or by which it is bound and (b) to the knowledge of Seller, there are no pending or threatened activities regarding the establishment, modification or extension of any such collective bargaining agreement.

         Section 2.15 INTELLECTUAL PROPERTY. Set forth on Schedule 2.15 is a complete list of, as of the date thereon, all patents and trademarks owned or licensed by the Company or the Subsidiary. Except as set forth in Schedule 2.15, the Company or the Subsidiary owns or possesses adequate rights to use all patents, trademarks, trade names, inventions, processes, designs, formulas, know-how and other intellectual property rights used by it in the conduct its business as presently conducted. Except as set forth in Schedule 2.15, to the knowledge of the Company, neither the Company nor the Subsidiary has received any written notice or claim since December 31, 1998 asserting that the Company or the Subsidiary has infringed or is infringing the intellectual property rights of any third party.

         Section 2.16  REAL PROPERTY.

              (a) Set forth on Schedule 2.16(a) is a complete list of all real property (i) owned by the Company or the Subsidiary (the "OWNED PROPERTY"), or in which the Company or the Subsidiary has legal, beneficial or equitable title together with the principal uses for which each such Owned Property is used and (ii) with respect to which the Company or the Subsidiary is lessee, sublessee, licensee or other occupant or user (the "LEASED PROPERTY" and, collectively with the Owned Property, the "REAL PROPERTY"), together with the principal uses for which each Leased Property is used.

              (b) Seller has not received written notice of and has no knowledge of any claim of adverse possession or prescriptive rights involving any of the Real Property which has had or is reasonably likely to have a Material Adverse Effect. All of the Real Property is currently being ingressed and egressed by the Company or the Subsidiary to and from the public street systems for all usual street and road purposes. The Company has no knowledge of any order or decree requiring repair, alteration, or correction of any existing condition affecting any Real Property owned by the Company. Neither the Company nor the Subsidiary has received written notice of any material breach or event of default on its part under the lease for any Leased Property which is material to its business and has no knowledge of any material breach or default on the part of any other party to such lease. All material leases for Leased Property are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. No material rental or other payments are delinquent under any such leases. Except as set forth on Schedule 2.16(b), the transactions contemplated hereby do not require the consent of any party to, and will not constitute an event of default under or permit any party to terminate or change the existing terms of, any material lease.

              (c) Except as disclosed on Schedule 2.16(c), the Company or the Subsidiary, as applicable, has good and marketable title in fee simple to the Owned Property, good leasehold title to the Leased Property, and good title to all assets, businesses, plants, buildings, fixtures and improvements located on the Owned Property, in each case free and clear of any mortgages, deeds of trust, liens, security interests, judgments, options, encroachments, easements, rights-of-way and other imperfections of title. Except as disclosed on Schedule 2.16(c), neither the Company's nor the Subsidiary's assets, business or properties are subject to any restrictions with respect to the transferability thereof, and the Company's and the Subsidiary's title thereto will not be affected in any material way by the transactions contemplated hereby.

         Section 2.17 COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Except as set forth on Schedule 2.17, each of the Company and the Subsidiary is in compliance in all material respects with, and has for the past two years complied in all material respects with, all applicable laws, regulations and orders. Except as set forth on Schedule 2.17, neither the Company nor the Subsidiary has received written notice from any governmental or regulatory body of any violation or alleged violation of, or is subject to material liability for past or continuing violation of, any applicable laws, regulations and orders. The Company and the Subsidiary have all material licenses, permits, approvals, authorizations and consents of all governmental or regulatory bodies and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the business and the operation of the Company's and the Subsidiary's facilities. Except as set forth in Schedule 2.17, the Company and the Subsidiary are and have been in compliance, in all material respects, with all such permits, licenses, approvals, authorizations and consents.

         Section 2.18 PRODUCT WARRANTY AND PRODUCT LIABILITY. Schedule 2.18 contains a true, correct and complete copy of the standard warranty or warranties of the Subsidiary for sales of Products and, except as expressly identified therein, there are no warranties, deviations from standard warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 2.18 sets forth the provision for warranty expense reflected on the Subsidiary's financial statements for the years ending December 31, 1997 and December 31, 1998 and for the six months ending June 30, 1999. Schedule 2.18 also contains a description of all pending product warranty and product liability claims. There are no defects in design, construction or manufacture of Products that would adversely affect performance or create an unusual risk of injury to persons or property. Except as set forth on Schedule 2.18, since June 17, 1997 none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to the Subsidiary's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. All Products have been designed, manufactured and labeled so as to meet and comply in all material respects with all governmental standards and specifications and all applicable laws currently in effect, and have received all governmental approvals necessary to allow their sale and use. "PRODUCTS" means any and all products currently or at any time previously designed, manufactured, distributed or sold by the Subsidiary or any predecessor under any brand name or mark under which products are or have been manufactured, distributed or sold by the Subsidiary.

         Section 2.19 EMPLOYMENT COMPENSATION. Schedule 2.19 contains a true and correct list of all employees to whom the Company or the Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of $100,000 for services rendered or otherwise.

         Section 2.20 CERTAIN RELATIONSHIPS. Schedule 2.20 describes each lease, contract, agreement or other commitment between the Company or the Subsidiary, on the one hand, and any Affiliate or officer or director of the Company or the Subsidiary, on the other hand, obligating the Company or the Subsidiary to make payments to such Affiliate or officer or director other than agreements related to the employment of any such officer or director. No Affiliate or officer or director of the Subsidiary has any direct or indirect interest in (a) any entity that does business with the Company or the Subsidiary in connection with the operation of, or is competitive with, the business of the Company and the Subsidiary or (b) any property, asset or right that is used by the Company or the Subsidiary in the conduct of its business. "AFFILIATE" means the Company or the Subsidiary and any entity of which the Company or the Subsidiary owns, directly or indirectly, a 10% or greater equity interest.

         Section 2.21 YEAR 2000. Except as identified on Schedule 2.21, to the Company's and the Subsidiary's knowledge, none of the Products and none of the personal property, equipment or assets owned or leased by the Company or the Subsidiary, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on or after January 1, 2000 (including taking into effect that such year is a leap year) accurately and without delay, interruption or error solely as a result of the fact that the time at which and the date on which such software is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year) (a "YEAR 2000 DEFECT")). Except as identified on Schedule 2.21, to the Company's and the Subsidiary's knowledge, none of the property or assets owned or leased by the Company or the Subsidiary will fail to perform in any material respect or require any material repair, rewrite, conversion or other adaptation because of a Year 2000 Defect. To the Company's and the Subsidiary's knowledge, no software licensed by the Company or the Subsidiary contains a Year 2000 Defect. The Company and the Subsidiary have no obligations under warranty or service or other agreements to rectify a Year 2000 Defect of any person or to indemnify any person in the event the Company or the Subsidiary experience a Year 2000 Defect.

         Section 2.22 INSURANCE. Schedule 2.22 sets forth a complete list and description of all policies (including the carrier, a description of coverage and the years for which such policies are applicable) of workers' compensation, general and product liability, automotive liability and umbrella or excess liability insurance for which the Company or the Subsidiary are named insureds (collectively, the "INSURANCE POLICIES").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         Section 3.1 ORGANIZATION. Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed or in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority or to be qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Purchaser has heretofore made available to Seller accurate and complete copies of its certificate or articles of incorporation and by-laws, or equivalent organizational documents, and such documents have not been amended to date.

         Section 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) is subject to general principles of equity.

         Section 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

              (a) Except for applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of any governmental body or authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

              (b) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and compliance by Purchaser with any of the provisions hereof will not (i) violate any provision of the certificate or articles of incorporation or by-laws, or equivalent organizational documents, of Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, material modification or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, except for such violations, conflicts and breaches that would not, individually or in the aggregate, constitute a Material Adverse Effect or (iii) assuming compliance with the HSR Act, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

         Section 3.4 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         Section 3.5 FUNDS AVAILABLE. Purchaser will have available to it as of the Closing immediately available funds necessary to consummate the transactions contemplated hereby. To the extent such funds are to be provided by third parties, Purchaser has provided the Company with complete and correct copies of all documents relating to the provision of such funds.

         Section 3.6 ABSENCE OF PROCEEDINGS. There is no action, suit, proceeding or investigation pending, or to the knowledge of Purchaser, threatened, against Purchaser which might adversely affect or restrict Purchaser's ability to consummate the transactions contemplated by this Agreement.

         Section 3.7 INVESTMENT INTENT. Purchaser is purchasing the Shares hereunder solely for its own account and with no intention of distributing or reselling the Shares or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any other securities laws of the United States of America or any state thereof.

         Section 3.8 STATUS AS ACCREDITED INVESTOR. Purchaser is an "ACCREDITED INVESTOR" (as that term is defined in Rule 501 of Regulation D under the Securities Act). Purchaser has such knowledge and experience in business and financial matters so that Purchaser is capable of evaluating the merits and risks of an investment in the Shares. Purchaser understands the full nature and risk of an investment in the Shares. Purchaser further acknowledges that it has had access to the books and records of the Company and the Subsidiary, is generally familiar with the business being conducted by the Company and the Subsidiary and has had an opportunity to ask questions concerning the Company and the Subsidiary and the Shares; PROVIDED, HOWEVER, that nothing herein shall affect the representations and warranties of Seller hereunder.

         Section 3.9 NO OUTSIDE RELIANCE. Purchaser has not relied and is not relying upon any statement or representation not made in this Agreement or a Schedule hereto or any document required to be provided by Seller pursuant to this Agreement.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Seller will cause the Company to, and the Company will cause the Subsidiary to, conduct its operations according to its ordinary and usual course of business and consistent with past practices, and Seller will cause the Company to, and the Company will cause the Subsidiary to, use its commercially reasonable best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated in Schedule 4.1 or elsewhere in this Agreement, prior to the Closing, Seller will cause the Company not to, and the Company will cause the Subsidiary not to, without the prior written consent of Purchaser (not to be unreasonably withheld):

              (a)  amend its certificate of incorporation or by-laws;

              (b) issue, sell, encumber or deliver or agree or commit to issue, sell, encumber or deliver any shares of capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract or arrangement with respect to the issuance of, shares of capital stock;

              (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any of its securities or any securities of the Subsidiary;

              (d) incur or guarantee any additional indebtedness for borrowed money other than (i) through intercompany borrowings from Seller in the ordinary course of business or (ii) borrowings under Seller's existing revolving credit facility and accounts receivable facility in the ordinary course;

              (e) enter into, amend any existing, or adopt any new bonus, pension, change of control, deferred compensation, health, plant closing, profit sharing, severance or other employee benefit agreements that increase the total compensation of any officer, director or employee of the Company or the Subsidiary, increase the compensation or fringe benefits of any director, officer or employee of the Company or the Subsidiary, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for any of the foregoing with respect to employees of the Company or the Subsidiary which are
         (i) implemented in the ordinary course of business consistent with past practice and will not result in a material increase in benefits or compensation expense to the Company or the Subsidiary or (ii) to be paid by Seller in cancellation of any outstanding options to purchase Seller's capital stock;

              (f) except for capital expenditures contemplated by clause (g) below and except in connection with the manufacture and sale of products in the ordinary course of business consistent with past practice, acquire (whether by merger, consolidation or otherwise), sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of in excess of $500,000 of assets;

              (g)  make or commit to make any capital expenditures other than
         (i) consistent with the amended capital spending plan for the Subsidiary in 1999 attached as Schedule 4.1(g) and (ii) additional capital expenditures not exceeding $250,000 individually and not exceeding $2.0 million in the aggregate;

              (h) make any material tax elections (except in the ordinary course of business consistent with past practice) or settle or compromise any material federal, state or local income tax liability in excess of any amounts that may have been reserved therefor, or waive or extend the statute of limitations in respect of any such taxes;

              (i) (i) materially modify, amend or terminate any material contract or agreement to which it is a party or waive, release or assign any material rights or claims thereunder or (ii) settle any material suit or claim of liability against the Company;

              (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, methods or practices used by it;

              (k) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, reorganization or merger;

              (l) enter into an agreement or make a commitment (other than agreements or commitments under existing purchase arrangements) for the purchase or supply of products or components of products, which involves consideration or other expenditure, or to which the aggregate of payments to become due from or to the Company or the Subsidiary are, in excess of $1.0 million;

              (m) directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Subsidiary, the Company's or the Subsidiary's assets or business or any part thereof, or any equity securities of the Company or the Subsidiary (an "ACQUISITION PROPOSAL"), and Seller shall immediately advise Purchaser of the receipt of any Acquisition Proposal; or

              (n) enter into an agreement binding the Company or the Subsidiary to do any of the foregoing.

         Section 4.2 ACCESS TO INFORMATION. From the date of this Agreement to the Closing, upon reasonable notice and to the extent permitted by applicable law, Seller will cause the Company to cause, and the Company will cause the Subsidiary to cause, their respective officers, directors, employees and auditors and agents to (a) give Purchaser and its accountants, counsel and other authorized representatives, reasonable access during normal business hours to the plants, offices, warehouses and other facilities, to Company and Subsidiary management, and to the books and records of the Company and the Subsidiary, (b) permit Purchaser and its authorized representatives to make such reasonable inspections as they may require and
(c) furnish to Purchaser and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiary as Purchaser may from time to time reasonably request. Without limiting the foregoing, Seller will cause the Company to, and the Company will cause the Subsidiary to, provide Purchaser with interim monthly financial statements of the Company and the Subsidiary as and when they are available.

         Section 4.3 GOVERNMENT APPROVALS. Each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including without limitation compliance with the HSR Act.

         Section 4.4 THIRD PARTY CONSENTS. The Company and the Subsidiary will use commercially reasonable efforts prior to the Closing to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any third parties necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement.

         Section 4.5 PUBLIC ANNOUNCEMENTS. Prior to the Closing, neither party to this Agreement shall issue or seek the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, except as agreed by the parties or where such release or announcement is required by law or by the rules of the New York Stock Exchange; provided that, prior to making any permitted announcement, such party will seek advice of counsel as to the need for such announcement and will utilize its commercially reasonable best efforts to give the other party notice thereof and to consult with the other party regarding the timing and terms thereof.

         Section 4.6  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

              (a) Purchaser acknowledges and agrees that all rights to indemnification now existing in favor of the directors, officers, employees and agents of the Company and the Subsidiary (the "INDEMNIFIED PARTIES") as provided in their respective certificates of incorporation or by-laws or by contract or otherwise as in effect on the date hereof with respect to matters occurring prior to the Closing shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing.

              (b) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made or threatened against any Indemnified Party, on or prior to the sixth anniversary of the Closing, the provisions of this Section 4.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

              (c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The Indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. The Company or Subsidiary shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing his or her indemnification rights.

         Section 4.7 EMPLOYEE CONTRACTS. Purchaser agrees to honor, and from and after the Closing shall cause the Company and the Subsidiary to honor, in accordance with their respective terms as in effect on the date hereof, all of the employment, termination, severance, indemnity and bonus agreements and arrangements to which the Company or the Subsidiary is a party and which are set forth on Schedule 4.7. In the event that the Company, the Subsidiary or Purchaser or any of their respective successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 4.7, proper provision shall be made so that the successors and assigns of the Company, the Subsidiary or Purchaser shall succeed to the obligations set forth in this Section 4.7 and none of the actions described in clauses (a) or (b) shall be taken until such provision is made.

         Section 4.8 RESIGNATION OF DIRECTORS. Prior to the Closing, Seller will cause the Company to deliver to Purchaser evidence satisfactory to Purchaser of the resignation of all directors of the Company and the Subsidiary, effective upon the Closing.

         Section 4.9 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of either party contained in this Agreement to be untrue or inaccurate and (b) any failure of Seller or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

         Section 4.10 SETTLEMENT OF INTERCOMPANY ACCOUNTS. At or prior to the Closing, Seller shall cause to be settled or canceled all intercompany advances and loans between the Company and the Subsidiary, on the one hand, and Seller, on the other hand.

         Section 4.11 RECEIVABLES SECURITIZATION PROGRAM. At or prior to the Closing, the Subsidiary shall acquire from Seller's receivables securitization program, or Seller shall otherwise permit Purchaser to acquire, all of the receivables in such program that originated from sales of product by the Subsidiary.

         Section 4.12  STRADDLE PERIOD TAX PROVISIONS.

              (a) Purchaser shall timely prepare and file with the appropriate authorities all tax returns required to be filed by the Company or the Subsidiary for any taxable period that includes (but does not end on) the Closing Date, and for any taxable period of the Company or the Subsidiary that ends on or before the Closing Date with respect to which the due date (including extensions) for the timely filing of a return has not passed, and will pay all taxes due with respect to such returns, reports and forms (other than returns or reports in respect of (i) United States federal income taxes, or (ii) income or similar taxes of any state in which the Company is included in a combined report or consolidated return with Seller for such period, which returns or reports shall be filed by Seller). Purchaser and Seller agree to cause the Company and the Subsidiary to file all tax returns for the period including the Closing Date on the basis that (x) the Closing occurred as of 5:00 p.m. on the Closing Date, and (y) the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis. In the case of any taxable period including, but not ending on, the Closing Date, the income of the Company and the Subsidiary will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company and the Subsidiary as of the end of the Closing Date.

              (b) Seller, the Company, the Subsidiary and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to taxes (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with taxes and in resolving all disputes and audits with respect to all taxable periods relating to taxes. Purchaser and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company and the Subsidiary to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser agrees, and agrees to cause the Company and the Subsidiary, to (i) use their best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (ii) allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at time and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense.

              (c) All transfer, documentary, sales, use, registration and other such taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser, and Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

              (d) Seller hereby indemnifies and holds harmless Purchaser from and against all taxes, liabilities, costs and expenses incurred by Purchaser, the Company or the Subsidiary resulting from or arising out of any liability of the Company or the Subsidiary for taxes of any person other than the Company or the Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign regulation).

         Section 4.13  PENSION AND SAVINGS PLANS.

              (a) Each employee of the Subsidiary who is a current participant in the Falcon Building Products, Inc. Employee Savings Plan (the "SAVINGS PLAN") (i) shall have his or her accrued benefit under the Savings Plan become 100% vested and nonforfeitable as of the Closing Date and (ii) shall be entitled to receive an allocation of any and all employer contributions made to the Savings Plan for the plan year which includes the Closing Date, including the contributions required to be made pursuant to paragraph (f) of this Section 4.13. Each employee of the Subsidiary who is a current participant in the Falcon Building Products, Inc. Cash Balance Pension Plan (the "CASH BALANCE PLAN") shall have his or her accrued benefit under the Cash Balance Plan become 100% vested and nonforfeitable.

              (b) Seller shall transfer, or cause the trustee of the Cash Balance Plan to transfer, to the trustee of a qualified defined benefit pension plan maintained by Purchaser or any entity required by Section 414 of the Code to be treated as a single employer with Purchaser (an "ERISA AFFILIATE") (either currently existing or hereinafter established by

         Purchaser or such ERISA Affiliate) (the "TRANSFEREE PENSION PLAN") such amounts (in cash or in marketable securities at market values determined by the plan trustee) under the Cash Balance Plan as are required by Section 414(1) of the Code for each employee of the Subsidiary on the Closing Date (the "TRANSFERRED EMPLOYEES"). The transferred amount shall be calculated as of the Closing Date by Seller's actuaries, and agreed to by Purchaser's actuaries (such agreement not to be unreasonably withheld), using service and compensation for service to the Closing Date, and on the basis of the actuarial assumptions set forth in Schedule 4.13(b), together with interest thereon at the rate of six percent (6%), calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of transfer, and considering (i) as plan assets actual and receivable contributions through the Closing Date and
         (ii) as plan liabilities benefits accrued through the Closing Date. Unless otherwise agreed to in writing by Purchaser and Seller, the transfer date shall occur within 60 days after Purchaser obtains and presents to Seller evidence satisfactory to Seller that the Transferee Pension Plan is qualified under the applicable provisions of the Code. Such evidence of qualification shall be supplied by Purchaser within 90 days of the Closing Date.

              (c) Seller shall transfer, or cause the trustee of the Savings Plan to transfer, to the trustee of a qualified defined contribution pension plan maintained by Purchaser (either currently existing or hereinafter established by Purchaser or an ERISA Affiliate of Purchaser) (the "TRANSFEREE SAVINGS PLAN"), in cash or in marketable securities at market values determined by the plan trustee, the entire value of each Transferred Employee's accounts under the Savings Plan as determined under the provisions of the Savings Plan. Unless otherwise agreed by Seller and Purchaser, the transfer shall occur within 60 days after Purchaser presents to Seller evidence satisfactory to Seller that the Transferee Savings Plan is qualified under the applicable provisions of the Code. Such evidence of qualification shall be provided by Purchaser within 90 days of the Closing Date.

              (d) After the transfers described above, none of Seller, the Cash Balance Plan or the Savings Plan, or any fiduciary of such plans, shall have any liability or obligation to pay or otherwise provide to the Transferred Employees any benefits accrued or provided for under the Cash Balance Plan or the Savings Plan, and Purchaser, the Transferee Pension Plan and the Transferee Savings Plan shall assume full liability for such benefits, and shall indemnify and hold harmless Seller, the Cash Balance Plan, the Savings Plan and the fiduciaries of such plans from and against the same.

              (e) The Transferee Pension Plan and Transferee Savings Plan (i) shall provide respectively, for the payment of all benefits accrued under the Cash Balance Plan and the Savings Plan (within the meaning of Section 411 and other sections of the Code) prior to the Closing Date by the Transferred Employees; and (ii) shall recognize, respectively, the service, prior to the Closing Date, of the Transferred Employees who participated in the Cash Balance Plan and the Savings Plan immediately prior to the Closing Date for eligibility, vesting and benefit accrual purposes under the Transferee Pension Plan and Transferee Savings Plan to the same extent that such service is recognized for such purposes under the Cash Balance Plan and the Savings Plan prior to the Closing Date (subject to the 100% vesting set forth in Section 4.13(a) above).

              (f) At Closing, Seller shall cause the Company or the Subsidiary to pay over to the Savings Plan all employer and employee contributions of the Company and the Subsidiary to the Savings Plan not made as of the Closing Date for all calendar months ending on or prior to the Closing Date and for the portion of the calendar month in which the Closing Date occurs. For purposes of this paragraph, the employee contributions shall be those amounts withheld or required to be withheld from employees' compensation for the period prior to and including the Closing Date, and employer contributions shall be the employer contributions that would be required to be made with respect to such employee contributions.

              (g) At Closing, Seller shall cause the Company or the Subsidiary to pay over to the Cash Balance Plan the sum of (i) all contributions of the Company and the Subsidiary to the Cash Balance Plan for the plan years of the plan ending prior to the Closing Date remaining uncontributed, and (ii) a pro rata portion of the Company's and/or Subsidiary's annual contribution for the portion of the plan year in which the Closing Date occurs, such pro-rata portion to be based solely on service and compensation for services through the Closing Date. In each case, the annual contribution shall be the amount necessary to meet the minimum funding standards of ERISA Section 302 and Section 412 of the Code, determined in accordance with the most recent actuarial valuation for the Plan.

              (h) The Company and the Subsidiary shall continue to make contributions to the Savings Plan and the Cash Balance Plan in accordance with their respective historical business practices through the Closing Date.

              (i) As of the Closing Date, Purchaser shall assume and shall continue, with respect to and for the benefit of all Transferred Employees, the Falcon Building Products, Inc. Supplemental Retirement Plan ("SERP") in accordance with Section 9.5 thereof. Purchaser shall furthermore assume all liability under the SERP relating to the Transferred Employees, and shall indemnify and hold Seller and the SERP harmless from and against any and all liability relating thereto.

         Section 4.14 INSURANCE. Prior to the Closing, Seller shall cause the counter parties to the indemnity agreements and claims handling agreements related to the Insurance Policies (including self-insured, deductible, retrospective and guaranteed cost insurance plans) to enter into agreements, on customary terms and conditions (including but not limited to posting customary letters of credit or other security or collateral), with the Company and/or the Subsidiary (or Purchaser) which shall either novate or amend such indemnity agreements and claims handling agreements thereby transferring to the Company and/or the Subsidiary (or Purchaser) the assumed worker's compensation, general and automobile plan liabilities that relate to or arise out of the Company and the Subsidiary's operations. Following the Closing, (a) Seller shall continue to provide the Company and the Subsidiary full access to coverage under the Insurance Policies, and (b) Seller shall not take any action (other than submission of claims) in with respect to the Insurance Policies that would have an adverse effect on the Company's or the Subsidiary's ability to avail themselves of the coverage under the Insurance Policies.

         Section 4.15 CERTAIN AGREEMENTS. From and after the Closing, Seller shall not take any actions with respect to the agreements listed in Items 15, 26, 27, 28 or 29 of Schedule 2.9 that adversely effects the Subsidiary without the prior written consent of Purchaser.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to purchase the Shares and effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following:

              (a) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes illegal the purchase and sale of the Shares or otherwise prohibits the consummation of the transactions contemplated hereby;

              (b) any waiting period applicable to the purchase and sale of the Shares under the HSR Act shall have terminated or expired;

              (c) there shall have been no material breach by Seller in the performance of any of its covenants, agreements or obligations herein; none of the representations and warranties of Seller contained or referred to in Article II shall fail to be true and correct as of the date hereof and on the Closing Date as though made on such date, except for (i) representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct as of such date), (ii) representations and warranties which are not qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (iii)) would not have a Material Adverse Effect), (iii) representations and warranties which are qualified by Material Adverse Effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (ii)) would not have a Material Adverse Effect and (iv) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Purchaser; and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of Seller;

              (d) Seller shall have performed in all material respects all agreements herein required to be performed by it on or prior to the Closing; and

              (e)  all consents under or pursuant to the agreements listed on
         Schedule 5.1(e) shall have been obtained.

         Section 5.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Shares and effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following:

              (a) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes illegal the purchase and sale of the Shares or otherwise prohibits the consummation of the transactions contemplated hereby;

              (b) any waiting period applicable to the purchase and sale of the Shares under the HSR Act shall have terminated or expired;

              (c) there shall have been no material breach by Purchaser in the performance of any of its covenants, agreements or obligations herein; none of the representations and warranties of Purchaser contained or referred to in Article III shall fail to be true and correct as of the date hereof and on the Closing Date as though made on such date, except for (i) representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct as of such date), (ii) representations and warranties which are not qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (iii)) would not have a Material Adverse Effect),
         (iii) representations and warranties which are qualified by Material Adverse Effect or otherwise by material adversity shall also be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (ii)) would not have a Material Adverse Effect and (iv) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of Purchaser;

              (d) Purchaser shall have performed in all material respects all agreements herein required to be performed by it on or prior to the Closing; and

              (e)  all consents under or pursuant to the agreements listed on
         Schedule 5.1(f) shall have been obtained.

                                   ARTICLE VI

                         TERMINATION; AMENDMENT; WAIVER

         Section 6.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

              (a)  by mutual written consent of Purchaser and Seller;

              (b) by Purchaser or Seller if the Closing shall not have occurred on or before September 30, 1999; provided, however, that the right to terminate the Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

              (c) by Purchaser or Seller if any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Shares and such order, decree, ruling or other action shall have become final and nonappealable.

         Section 6.2  EFFECT OF TERMINATION.  Nothing contained in Section
6.1 shall relieve any party from liability for any breach of this Agreement. In the event of the termination of this Agreement, the confidentiality agreement previously entered into between Seller and Purchaser (the "CONFIDENTIALITY AGREEMENT") shall survive and be in full force and effect.

         Section 6.3 AMENDMENT. This Agreement may be amended by action taken by Seller and Purchaser at any time. No such amendment shall be effective unless it is in writing signed on behalf of each of the parties.

         Section 6.4 EXTENSION; WAIVER. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other parties pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; AGREEMENTS. The representations and warranties made herein shall terminate upon the Closing; PROVIDED, HOWEVER, that the representations and warranties provided in Section 2.2 shall survive until the sixth anniversary of the Closing Date; PROVIDED, FURTHER, however, that in the case of the representations and warranties provided in Section 2.10, to the extent the breach thereof results in the Company or the Subsidiary being liable for taxes of any person other than the Company or the Subsidiary pursuant to Treasury Regulation Section 1.1502-6, such representations and warranties shall survive until 60 days following the expiration of the applicable statute of limitations. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

         Section 7.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) together with the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may not be assigned by a party, by operation of law or otherwise, without the prior written consent of the other party and (c) shall be binding upon the parties hereto and their respective successors and permitted assigns.

         Section 7.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery by hand, (b) upon transmission if given by facsimile (receipt confirmed), (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery (with record of receipt) or (d) five business days after being deposited in the mail by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Purchaser:

                 Pentair, Inc.
                 Waters Edge Plaza
                 1500 County Road B2 West
                 Saint Paul, Minnesota 55113-3105
                 Facsimile: (651) 639-5203
                 Telephone: (651) 639-5228
                 Attention: Louis L. Ainsworth, Esq.

         with a copy to:

                 Foley & Lardner
                 777 East Wisconsin Avenue
                 Milwaukee, Wisconsin  53202
                 Facsimile: (414) 297-4900
                 Telephone: (414) 271-2400
                 Attention:  Benjamin F. Garmer, III, Esq.

         if to Seller:

                 Falcon Building Products, Inc.
                 233 S. Wacker Drive, Suite 3500
                 Chicago, Illinois 60606
                 Facsimile: (312) 575-1432
                 Telephone: (312) 906-9700
                 Attention: Gus J. Athas, Esq.

         with a copy to:

                 Gibson, Dunn & Crutcher LLP
                 200 Park Avenue
                 New York, New York 10166
                 Facsimile: (212) 351-4035
                 Telephone: (212) 351-4000
                 Attention: E. Michael Greaney, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         Section 7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 7.5 DESCRIPTIVE HEADINGS. The table of contents and descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 7.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall he deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 7.7 FEES AND EXPENSES. Each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

         Section 7.8  MISCELLANEOUS.

              (a) "MATERIAL ADVERSE EFFECT" means, with respect to the Company and the Subsidiary, any material adverse effect on the financial condition, business or results of operations of the Company and the Subsidiary, taken as a whole, excluding in all cases any such effect resulting from one or more of the following: (i) any events or conditions generally affecting the industry in which the Company and the Subsidiary operate or from changes in general business or economic conditions; (ii) the announcement of the transactions contemplated by this Agreement or Purchaser's plans with respect to the business conducted by the Subsidiary; (iii) compliance by Seller, the Company or the Subsidiary with the terms of this Agreement; and (iv) the death or disability of any executive officer of the Company or the Subsidiary.

              (b) "MATERIAL ADVERSE EFFECT" means, with respect to Purchaser, any effect that is materially adverse to the ability of Purchaser to consummate the purchase of the Shares.

              (c) In each provision of this Agreement in which a representation or warranty is qualified to the "KNOWLEDGE" of a party or by reference to whether a party has received notice of any matter, unless otherwise stated in such provision, such phrase means that such party does not have actual knowledge of any state of facts which is different from the facts described in the representation or warranty or actual knowledge of receipt of the notice described in the representation and warranty. With respect to Seller, the Company and the Subsidiary, such knowledge shall refer solely to the "knowledge" of any of the individuals identified on Schedule 7.8(c).

         Section 7.9 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.


                                       FALCON BUILDING PRODUCTS, INC.

                                       By: /s/ GUS J. ATHAS
                                           -------------------------------
                                           Name: Gus J. Athas
                                           Title: Executive Vice President


                                       PENTAIR, INC.

                                       By: /s/ LOUIS L. AINSWORTH
                                           -------------------------------
                                           Name: Louis L. Ainsworth
                                           Title: Senior Vice President
                                           and General Counsel